EXHIBIT 21

Industrial Tectonics Bearings Corporation incorporated in Delaware

RBC Linear Precision Products, Inc., incorporated in Delaware

RBC Nice Bearings, Inc., incorporated in Delaware

Bremen Bearings, Inc., incorporated in Delaware